                                                                  EXHIBIT (b)(1)


                              COMMERCIAL VENTURES
                     GMAC COMMERCIAL MORTGAGE CORPORATION
                               Wall Street Plaza
                          88 Pine Street, 18th Floor
                              New York, NY 10005

April 3, 2001

Mr. Daniel Gottlieb
Mr. Steven Lebowitz
c/o G&L Realty Corp.
439 North Bedford Drive
Beverly Hills, CA 90210

              Re:  Medical Office Buildings listed on Schedule A
                   and their interests (the "MOB Portfolio")
                   -----------------------------------------

Dear Mr. Gottlieb and Mr. Lebowitz:

          GMAC Commercial Mortgage Corporation ("GMACCM" or "Lender") is pleased to advise you of its commitment (this letter being the "Commitment Letter") to provide financing in an amount equal to the lesser of (i) $35,000,000 (the "Maximum Commitment") and (ii) the amount necessary to consummate the Transactions (as defined below) (the "Loan") secured by the MOB Portfolio and Other Collateral, all as more particularly described below, subject to the terms and conditions and based on the assumptions outlined below:

Loan Amount:        Up to $35,000,000.

Borrower:           Steve Lebowitz and Dan Gottlieb (the "Key Principals") will form a limited liability company, corporation or other entity ("Parent") of which they will be the sole owners.
                    Parent will form a limited partnership or other entity
                    ("Acquisition Co"). Acquisition Co will be the initial borrower. Concurrently with the Loan closing, Parent will be merged into G&L Realty Corp. (the "REIT"), with the REIT being the surviving entity (the "REIT Merger") and Acquisition Co will be merged into G&L Realty Partnership,
                    L.P. ("G&L"), with G&L being the surviving entity (the "OP
                    Merger") and the ultimate borrower (the "Borrower").

                    Notwithstanding the foregoing, to the extent that as provided in "Loan Purpose" below a portion of the Loan proceeds is used by the

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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 2

                    Key Principals to acquire substitute collateral or to repay the indebtedness secured by the Pledged Interests (as defined below), the portion of the Loan used for such purposes may be lent directly to the Key Principals on the same interest rate, prepayment, and maturity terms so long as the Borrower and the REIT guarantee such portion of the Loan. In such case, the Borrower's and the REIT's guarantees will be secured on the same basis as the portion of the Loan made to the Borrower directly and the Loan to the Key Principals will be secured on the same basis as the Key Principal Guaranties (as defined below).

Borrower's Equity:  Borrower's capital structure and the use of capital and the
                    Loan proceeds will be subject to GMACCM's approval.

Loan Purpose:       To provide financing for the REIT Merger and the OP Merger
                    (collectively with the Loan, the "Transactions") including related transactions costs and costs associated with the redemption or other acquisition of any outstanding options to purchase common stock of the REIT. The Key Principals or the Parent (if the relevant shares are contributed to the Parent), will utilize any and all cash proceeds received by them as a result of the REIT Merger and the OP Merger to either repay the debt obligations of the Key Principals or the Parent (if such obligations are assumed by Parent) that are owed to Milner (as defined below) and/or secured by the common stock of the REIT or partnership interests in G&L
                    (the "Pledged Interests") or to acquire substitute collateral to secure such debt obligations in lieu of the Pledged Interests. To the extent Pledged Interests are cancelled without consideration in the REIT Merger or the OP
                    Merger, the Loan proceeds may be utilized by the Borrower or Parent to repay any debt encumbering such Pledged Interests.

Term:               120 months.

Amortization:       None scheduled, however, on a quarterly basis based upon the approved annual Business Plan and budget, excess cash flow, if any, will be used to amortize the Loan up to the amounts shown under the heading "Principal Amortization" for each year, as shown on the amortization schedule attached as Schedule B (the "Principal Amortization"). Scheduled
                    Principal Amortization for each year not paid shall be cumulative and added on to the required future amortization.
                    If at any time the accrued, deferred Principal Amortization exceeds $3,000,000, then Borrower shall pay to Lender the amount of such excess within thirty (30) days of receipt of written demand therefor, regardless of whether there is excess

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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 3


                    cash flow available for such payment.

Interest Rate:      The 30 day London Interbank Offered Rate for U.S. Dollar
                    Deposits ("LIBOR") plus the spread determined with reference to the chart below. The spread will be the lowest indicated for which the Borrower qualifies based upon the outstanding balance of the Loan net of paid scheduled Principal
                    Amortization and repayments and the satisfaction of the Combined DSC Test (as defined herein) and the Acquisition
                    DSC Test (as defined herein) (the Combined DSC Test and the
                    Acquisition DSC Test, collectively, the "DSC Ratios"), as follows:

                                                           Combined               Acquisition
                                                           --------               -----------
                          Loan Balance                       DSC                      DSC           Spread
                          ------------                       ---                      ---           ------
                    $31.0 million or greater    or     Less than 1.20x   or     Less than 1.50x     750 bp's
                    Less than $31.0 million     and    1.20x or higher   and    1.50x or higher     650 bp's
                    Less than $27.0 million     and    1.25x or higher   and    1.60x or higher     550 bp's

                    (See Minimum Debt Service Coverage Ratio for descriptions of the Combined DSC Test, the Acquisition DSC Test and the calculation of DSC Ratios.) The Loan balances shown above reflect a Loan amount of $35.0 million. The Loan balances will be proportionally adjusted based upon the final financing amount.

Payments:           The total of the interest rate, plus any amortization
                    payment to the extent of excess cash flow up to the annual limits as described above, is due and payable monthly in arrears.

Prepayment:         Subject to the provisions outlined below in the MOB Capital
                    Transactions, Refinancing of Acquisition Financing, REIT
                    Equity Sale and Prepayment Rights sections, the Loan may be prepaid in whole or in part in multiples of $100,000 on any payment date commencing with month 7 upon 30 days prior written notice, which notice may be given to the Lender at any time after month 5. Any such prepayment must be accompanied by the applicable prepayment premium, if any, and accrued interest on the amounts so prepaid.

MOB Capital         The net proceeds from the sale or refinancing of any
Transactions:       individual MOB Portfolio property will be applied to reduce the principal balance of the Loan. A MOB Capital Transaction prepayment premium of 3.0% of the amount repaid will be due in year 1 of the Loan, 2.0% in year 2, and 1.0% in year 3.
                    No MOB Capital Transaction prepayment premiums will be due thereafter.

                    Minimum release prices for the sale of each of the MOB Portfolio properties equals 125% of the allocated loan amount as reflected on

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Re: Medical Office Building Portfolio
Page 4

                    Schedule C.

                    Notwithstanding anything to the contrary in this letter, Borrower may refinance the Tustin MOB and Pacific Park properties at any time prior to December 31, 2001 and September 30, 2001, respectively, for an amount not to exceed in the aggregate $2,000,000 more than the existing outstanding principal balances of both such loans, and may retain any excess refinancing proceeds or use such excess refinancing proceeds to repay the Loan without any prepayment premium. The refinancing of the Pacific Park property may be effectuated by the transfer of the real property interests in such property from G&L and its other owners to a bankruptcy remote single purpose entity (a "BRSPE") provided that the aggregate percentage equity interests of G&L in such BRSPE, after giving effect to such transfer and refinancing shall not be not less than the greater of the aggregate percentage ownership interest of G&L in the Pacific Park property (a) prior to such transfer and refinancing, or (b) on the date hereof. Upon such transfer no prepayment penalty will be due or payable.


Refinancing of      The Loan may not be repaid with the proceeds of a REIT or
Acquisition         G&L refinancing for two (2) years following the closing of
Financing:          the Loan. The foregoing shall not apply to the refinancing of MOB Portfolio property level mortgage debt on an individual, non-cross defaulted, basis, the sale of individual MOB Portfolio assets as contemplated by the Section titled MOB Capital Transactions or for prepayment from REIT operating cash flow as contemplated by the Section titled Prepayment Rights. After the second anniversary of the closing of the Loan, the Loan may be prepaid in full, but not in part, with the proceeds of a REIT or G&L refinancing of all or substantially all of the MOB Portfolio and/or all or substantially all of the REIT's property other than G&L or the MOB Portfolio, in each case, without the payment of a prepayment penalty (other than LIBOR breakage costs).

REIT Equity Sale:   The Loan shall be prepaid in full and not in part upon the sale of all or any portion of the Key Principals' equity
                    interest in the REIT. Any such prepayment occurring in the first two (2) years of the term shall be accompanied by a
                    prepayment premium equal to 2.0% of the amount prepaid.
                    Equity in G&L may not be sold without the consent of GMACCM, provided, that the foregoing shall not apply to transfers by
                    --------
                    Milner (as defined below). Milner may transfer equity interests in G&L without ant consent from GMACCM.
                    Notwithstanding the foregoing, equity interests in the REIT and G&L may be transferred to a trust which is an affiliate of the


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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 5


                    applicable transferor, or a trust for the benefit of the family members of the applicable transferor or upon the death of any holder thereof, subject in each case to the Lender's lien thereon.

Prepayment Rights:  Borrower has the right to prepay all or portions of the acquisition financing from sources other than: (1) MOB Capital Transactions; (2) a refinancing of the acquisition financing; and (3) a REIT equity sale subject to the following limitations and prepayment premiums:

                         Period                   Prepayment Terms
                         ------                   ----------------

                    Months 1 through 6       Locked out.

                    Months 7 through 12      The first $4.0 million in
                                             prepayments is not subject to a
                                             prepayment premium. Amounts above
                                             $4.0 million carry a 3.0%
                                             prepayment premium.

                    Months 13 through 24     Prepayments equal to $8.0 million
                                             less the free prepayments made in
                                             the previous period are not subject
                                             to a prepayment premium. Amounts
                                             above a cumulative prepayment
                                             amount of $8.0 million carry a 2.0%
                                             prepayment premium.

                    Months 25 through 36     Prepayments equal to $12.0 million
                                             less the free prepayments made in
                                             previous periods are not subject to
                                             a prepayment premium. Amounts above
                                             a cumulative prepayment amount of
                                             $12.0 million carry a 1.0%
                                             prepayment premium.

                    Months 37 through 120    Unlimited prepayments are allowed
                                             with no prepayment premiums.

                    Scheduled amortization payments are not considered to be prepayments with regard to both the prepayment premiums and limits set above.

Fees: As described in the Fee Letter of even date herewith among GMAC and the Key Principals (the "Fee Letter").

Guarantees:         Subject to the exceptions set forth below, the Parent and
                    upon the consummation of the REIT Merger, the REIT, will guarantee the obligations under the documents executed in connection with the Loan (the "Loan Documents") on a secured limited recourse basis to the extent described below (the
                    "REIT Guaranty"). Subject to the

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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 6

                    exceptions set forth below, each of the Key Principals will guarantee the obligations under the Loan Documents on a secured limited recourse basis (each, a "Key Principal Guaranty"). To the extent permitted by the terms of existing debt of the subsidiaries of the Borrower, each such subsidiary of the Borrower, and G&L Realty Financial II, Inc. will guarantee the Loan on a secured basis as described below.

                    In addition, at the Lender's request, the Key Principals will execute a "bottom guaranty" in favor of the Lender in respect of the obligations under the Loan Documents, provided that the obligations under such guaranty shall not
                    --------
                    exceed $3,000,000 (the "Bottom Guaranty"). The Bottom Guaranty shall (i) be reduced by one dollar for each of principal repaid on the Loan, (ii) be secured by, and have recourse limited to, the Key Principals' interest in G&L, and (iii) include a provision requiring Lender to exhaust all collateral before pursuing its rights under the Bottom Guaranty.

LImited Recourse:   Other than with respect to the exceptions listed below
                    under the heading "Exceptions to Limited Recourse," the REIT
                    Guaranty and the Key Principal Guaranties, respectively, will be recourse solely to the REIT's and the Key
                    Principals' interest in G&L.

Exceptions to       The obligations under the Loan Documents will be fully
Limited Recourse:   recourse to the REIT and the Key Principals in the event (1)
                    the MOB Portfolio or any part of the collateral becomes an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) any involuntary bankruptcy or insolvency proceeding is commenced by any person or entity (other than by GMACCM) and the Key Principals, the REIT, the Borrower or the applicable subsidiary of the Borrower fails to use its best efforts to obtain a dismissal of such proceedings, (2) the REIT or the Borrower fails to comply with quarterly reporting and annual budget approval covenants in the Loan documents within 30 days of the REIT's and the Key
                    Principals' receipt from Lender of written notice of such failure (see Borrower Reporting), (3) that the Lender incurs any losses, costs, (which shall include Lender's costs to enforce its rights and remedies) or expenses arising out of the following: (A) fraud or misrepresentation, (B) gross negligence or criminal acts resulting in forfeiture, seizure or loss of any portion of the MOB Portfolio, (C) misapplication or misappropriation of funds or collateral,
                    (D) liability arising under the Environmental Indemnity
                    (described below), (E) the sale or conveyance of the MOB
                    Portfolio without complying with any prepayment and other obligations set forth in the Loan Documents, (F) any breach of the BRSPE Covenants (as

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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 7

                    defined below see conditions -- "BRSPE"), (G) non-disclosure of liabilities of the REIT or the Borrower and (H) Lender's enforcement of and collection of any amounts payable under the Loan documents and Lender protecting its interest in the MOB Portfolio and any other collateral, or (4) of a breach of a covenant or representation contained in a Key Principal Guaranty or the REIT Guaranty.

                    In addition, the Loan will be recourse to the REIT to the extent any principal balance of the Loan is not repaid because the REIT or the Borrower has insufficient cash flows or other assets to repay the Loan resulting from the liabilities relating to the assets and operations of the REIT and its subsidiaries other than those relating solely to the MOB Portfolio and its operations.

Environmental       The Borrower, REIT and each Key Principal shall execute an
Indemnity:          environmental indemnity in form and substance acceptable to
                    GMACCM, it being understood that as to the Key Principals, such environmental indemnity shall be limited to matters caused by the affirmative acts of the REIT, G&L or their subsidiaries.

Security, Lien      To be determined, but the final lien position and
Position and Other  collateral package is subject to GMACCM's reasonable
Collateral:         satisfaction, determination and consent.

                    The Key Principal Guaranties will be secured by the Key Principals' common stock in the REIT and the Key Principals' partnership interests in G&L. The REIT Guaranty will be secured by its partnership interest in G&L, and to the extent permitted by existing debt, its shares of G&L Medical, Inc. and G&L Realty Financing II, Inc. Any event of default under the Loan Documents shall permit, among other things, the exercise of remedies in respect of the Key Principals' and the REIT's partnership interests in G&L.

                    In the event that the amendments to the limited partnership agreement of G&L Financing Partnership II, L.P. (the "Financing LP Agreement") contemplated below under the heading "Amendments to Financing LP Agreement" are effectuated, G&L Realty Financing II, Inc. will pledge its general partnership interests in G&L Financing Partnership II, L.P. to secure the obligations under the Loan Documents.

                    The Borrower's obligations under the loan documents and its subsidiaries' guarantees, if any, will be secured by, unless prohibited by any existing 1/st/ mortgage documents, a 2/nd/ mortgage on the real


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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 8

                    properties included within the MOB Portfolio (other than real property owned by Roxbury (as defined below)), a lien on and assignment of the excess cash flow after 1/st/ mortgage debt service, reserves and operating expenses for such properties a lien on all personal property, all rights contracts and agreements, including limited partnership and limited liability operating agreements and insurance, a lien on and a pledge of the ownership interests of entities below G&L in the REIT/G&L organizational chart.

                    It is the intent of the parties to structure the lien position and collateral package in such a manner so to avoid the necessity of existing 1/st/ mortgage lender or rating agency consent.

Cash Collateral     Subject to limitations contained in existing 1/st/ mortgage
Account:            debt instruments on the MOB Portfolio, all after-debt
                    service cash flow and required reserves from the MOB
                    Portfolio properties will be placed in several accounts (the
                    "Cash Collateral Accounts") at a depository institution acceptable to GMACCM, subject to Borrower's reasonable approval. Borrower will be designated the owner and GMACCM as the pledgee of the Cash Collateral Accounts.

                    With respect to G&L Financing Partnership II, L.P. and G&L Medical Partnership, L.P., Irrevocable Letters of Direction will be prepared and executed to direct surplus cash flow from existing cash collateral accounts to the new Cash Collateral Accounts. With respect to Roxbury, an Irrevocable Letter of Direction will be prepared and delivered by G&L to Roxbury directing Roxbury to deposit all dividends and distributions payable to G&L into a Cash Collateral Account. For all entities other than G&L Financing Partnership II, L.P., G&L Medical Partnership, L.P. and Roxbury, Irrevocable Letters of Direction shall either be delivered to all tenants prior to closing directing each tenant to make rental and all other payments to the Cash Collateral Accounts.

                    To the extent not already provided for in the existing 1/st/ mortgage documents, funds in the Cash Collateral Account will be used for property level operating expenses, real estate taxes, necessary capital improvements, debt service on existing first mortgage debt and debt service on the Loan in the order set forth in the Loan Documents.

                    Excess cash flow after the funding of reserves deemed appropriate by GMACCM, and the payment or interest and amortization, will be distributed monthly to G&L or, in the case of direct subsidiaries of the REIT only, the REIT, to be used, in each case, for any purpose




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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 9

                       not inconsistent with the Loan Documents. No such reserves are anticipated to be in place at closing, and no such reserves will be imposed thereafter if, as of the end of its most recent fiscal year, G&L's performance in such year has met its projections for such year.

                       The provisions of this Cash Collateral Account section shall not apply to the portion of the cash flow to which G&L's outside partners or outside fellow tenants-in-common are entitled.

Letter of Credit or    Until December 10, 2004, the Borrower will be required,
Cash Collateral:       at the Borrower's option to (a) post a letter of credit
                       in favor of the Lender in an amount equal to the Adjusted
                       Cigna Shortfall (as defined below) or (b) post cash as collateral (the "Cigna Cash Collateral") in an amount equal to the Adjusted Cigna Shortfall.

                       An estimate of the Adjusted Cigna Shortfall at closing, the calculation of such estimate and the assumptions upon which such calculations are based are set forth on Schedule D.
                                -

                       The "Cigna Shortfall" shall be equal to the difference between the base rent due under the lease originally entered into by Cigna Healthcare with respect to the property located in Irwindale, California and directly or indirectly owned by G&L (the "Cigna Lease"), and the amount of base rent payable under the current lease of the property subject to the Cigna Lease for the period commencing on each determination date of such Cigna Shortfall and ending on the expiration date of the Cigna Lease. The "Adjusted Cigna Shortfall" shall be determined quarterly based on the Combined DSC Ratio for the previous twelve months calculated on the basis of the quarterly financial statements of G&L delivered to the Lender and shall equal the product of Cigna Shortfall, as of the date of such financial statements and the applicable "Cigna Multiplier" determined with reference to the chart below.

                       DSC Ratio                       Cigna Multiplier
                       ---------                       ----------------

                       1.1 or less                           1

                       Greater than 1.1 but less
                        than 1.2                             .5

                       1.2 or greater                        .25

                       The Lender shall be entitled to draw on the letter of credit or the cash

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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 10

                         constituting Cigna Cash Collateral upon (a) the occurrence of an event of default and (b) if the amortization payments indicated on Schedule B are not made when due, without giving effect to any deferral of such amortization permitted by the Loan Documents. Interest on any amounts constituting Cigna Cash Collateral shall be released to the Borrower on the 7/th/ Business Day of each month, provided that on
                                                           --------
                         such date no default or event of default has occurred and is continuing.

LIBOR Cap:               Borrower shall assign all rights relating to the LIBOR
                         cap to Lender.

Cross-                   The Loan collateral shall be cross collateralized and
Collateralization:       shall be subject to cross-default provisions to the
                         Key Principal Guaranty and any existing debt of the REIT, G&L Realty Financing II, Inc., G&L Medical, Inc.,
                         G&L and any of its subsidiaries, if applicable.

Right of First           The Lender shall not be permitted to cause G&L to
Offer/Pledge or Put      transfer equity interests in the entity which is the
                         owner ("Roxbury") of 435 North Roxbury Drive, Beverly
                         Hills, CA 90210 unless prior to such transfer the Lender shall have offered to Reese Milner, any members of his family, any entity controlled by him or trusts for the benefit of any of the foregoing (collectively, "Milner") the opportunity to exercise any rights of first refusal set forth in Roxbury's charter documents in effect on the date hereof. Notwithstanding anything herein to the contrary, nothing contained in this Commitment Letter shall be deemed to amend or modify the right or obligations of the parties under Roxbury's partnership agreement.

COVENANTS:

Other Debt or            The Borrower acknowledges that the MOB Portfolio is
Encumbrances:            presently subject to existing 1/st/ mortgage financing
                         as shown in Schedule E.

                         There shall be no debt of the Borrower and the REIT as of the closing, other than the Loan, the 1/st/ mortgages and in respect of the REIT only, (1) the unsecured guarantees and account receivable lines set forth in Schedule F and (2) additional indebtedness not to exceed $2,000,000 in the aggregate, consisting of a line of credit, guarantees in respect of obligations of its direct or indirect subsidiaries or assets other than G&L and the MOB Portfolio, or any combination of the foregoing (clause (2) collectively, the "Line of Credit Debt").

                         Other than as contemplated by "MOB Capital
                         Transactions," the incurrence of debt by the REIT, G&L Realty Financing II, Inc., G&L Medical, Inc., G&L or G&L's subsidiaries is prohibited, either on a



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G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 11

                       secured or unsecured basis, without the consent of GMACCM, provided, that the REIT may incur Line of Credit
                               --------
                       Debt (to the extent not in place at Closing) with the consent of the Lender. Neither the Tustin Guaranty nor the Hampden Guaranty (as each such term is defined on Schedule F) may be refinanced, extended, supplemented or modified. The Accounts Receivable Lines (as defined on Schedule F) may be refinanced, renewed or replaced to the extent that the aggregate principal amount of such debt or the amount guaranteed thereunder is not increased. The Loan Documents will also prohibit additional encumbrances on any property in which a security interest is granted to the Lender. All entities owned directly or indirectly by the REIT other than G&L and its subsidiaries will be free to incur debt and encumber and sell their assets without restriction.

Transfers:             Other than as contemplated by the Section titled "REIT
                       Equity Sale", transfers of all or any portion of the MOB
                       Portfolio or legal or beneficial interests in REIT, the MOB Portfolio or Borrower, without paying the agreed release prices and partial repayment of the Loan, in the case of the MOB Portfolio, and repayment of the Loan in full, in the case of legal or beneficial interests, are not permitted.

                       Notwithstanding the foregoing, (i) the parties hereto understand that the property in Pacific Park may be refinanced and, in connection with such refinancing, the owners of the property in Pacific Park may contribute their interest as tenants-in-common into an entity wholly owned by them in the same relative percentages as currently exist, provided that GMACCM's position with regard to the collateral for the Loan, the recourse of the Loan and the creditworthiness of the Borrower and guarantors are not adversely affected, and (ii) G&L may transfer some of its partnership interests in Roxbury to Milner in connection with a transfer to G&L by Milner of units in G&L, provided that (A) the amount of transferred Roxbury partnership interests exchanged for the units of G&L are approved by the Lender, such approval not to be unreasonably withheld (it being understood that Roxbury partnership interests are illiquid and Milner would be purchasing a minority interest in Roxbury), and (B) G&L continues to own not less than 24% of the equity interests in Roxbury. A certificate of G&L certifying to clause (B) above, and the respective values of the Roxbury partnership interests and G&L units exchanged shall be delivered to the Lender on the date of any such exchange, together with calculations, in reasonable detail, supporting such valuations.

Equity Offerings:      All equity offerings with respect to the Borrower, the
                       REIT, G&L Realty Financing II, Inc., G&L Medical, Inc.,
                       G&L or any subsidiary

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G&L Realty Corp.
Re:  Medical Office Building Portfolio
Page 12


                    of G&L (other than issuances to Milner described above under the heading "Transfers") must be approved by GMACCM.

Approvals:          GMACCM shall have approval rights for budgets, sales,
                    financings, transfers, leases of space constituting 20% or more of the space in any building in the MOB Portfolio and the lease of any space that does not meet the minimum standards set by G&L's manual budget as approved by the Lender.

Management          G&L currently self-manages its properties. If G&L retains
Agreement:          third party management (whether an affiliate or non
                    affiliate of G&L), then there must be a cancelable MOB
                    Portfolio management agreement acceptable to GMACCM and subordinate to GMACCM's collateral and the Loan.

Interest Rate       A LIBOR cap on such terms and covering such amounts, as the
Protection:         Lender shall request, will be maintained by the Borrower.

Insurance:          Borrower will be required to maintain certificates and
                    policies evidencing adequate casualty, liability, and other insurance, which shall be satisfactory to GMACCM. Where applicable, GMACCM shall be named as mortgagee, loss payee and additional insured. Lender acknowledges that G&L's current earthquake insurance is acceptable, subject to final view of seismis reports.

Borrower            The Loan documents will require monthly, quarterly, and
Reporting:          annual reporting by G&L and the REIT with respect to the MOB
                    Portfolio and the Borrower's Business Plan, including, but not limited to, the types and categories of information contained in the reports previously delivered to the Lender and referred to by G&L or the REIT, as applicable, as the Twelve Month Trend of Income and Expense Balances Report, the Actual to Budget Report, the Tenant Rent Report, the
                    Vacancy Summary, the General Ledger Report, and the Check
                    Register Report. Such reports shall utilize the form of report currently used by G&L or the REIT. Annually, the Borrower shall promptly deliver a final copy of its operating budget to the Lender.

Property Level      GMACCM will have a right of first offer followed by a
Financing:          matching right to provide any future MOB Portfolio
                    financings, it being understood that Borrower will first ask
                    GMACCM for loan terms and Borrower may then seek other bona fide oral or written quotes and Borrower will not accept any such bona fide quotes without first allowing GMACCM to match or beat such quotes. Tustin MOB and Pacific Park refinancings prior to December 31, 2001 and September

G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 13

                       30, 2001, respectively, are not subject to the provisions of this paragraph.

Loan                   GMACCM will close and fund the Loan with its own funds.
Transfers/Structure:   Following the closing, GMACCM may sell the Loan,
                       interests in the Loan, issue securities backed by or evidencing ownership of the Loan and/or further tranche the Loan at anytime without Borrower's consent but currently intends to retain the right to service the Loan. Key Principals agree and agree to cause Borrower and REIT to cooperate either before or after Loan closing in connection with the foregoing.

Key Principal              (1) Upon an event of default under the Loan
Covenants:             Documents, the Key Principals will covenant to cause the
                       general partners of G&L Medical Partnership, L.P. and G&L
                       Financing Partnership II, L.P., respectively, to manage
                       such limited partnerships as directed by the Lender,
                       including using their reasonable best efforts to cause
                       the independent director of such general partners to take
                       such actions as may be necessary to manage the limited
                       partnerships as directed by the Lender, provided that it
                                                               --------
                       shall not be a breach of such covenant if one of the partnerships does not take an action which the Lender has directed to be taken, if such action was not taken solely because such action requires that unanimous consent of the board of directors of the corporation which is the general partner of such partnership and the consent of the independent director of such corporation was, despite the reasonable best efforts of the Key Principals, not obtained.

                           (2) Upon an event of default under the Loan
                       Documents, and an exercise of remedies under the security documents, the Key Principals will take any and all actions to facilitate the transfer of partnership of interests of G&L owned by the Key Principals or the REIT to the Lender or its transferee, including but not limited to, consenting to the admission of such persons as the general partner or, substitute limited partner of G&L.

                           (3) The Key Principals shall not permit the agreement
                       of limited partnership of G&L to be amended, without the consent of the Lender.

                           (4) The Key Principals shall cause any put of
                       partnership interests in G&L to G&L to be paid in shares of the REIT, rather than in cash.

                           (5) At all times, the board of directors of the REIT
                       shall

G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 14

                    include at least one independent director.

CONDITIONS          The closing of the Loan will be subject to satisfaction of
PRECEDENT TO        the conditions precedent deemed appropriate by the Lender
CLOSING:            for financings generally and for this transaction in
                    particular, including, but not limited to, the following:

REIT and OP         The REIT Merger and the OP Merger shall have been
Merger              consummated on terms satisfactory to the Lender pursuant to definitive documentation reasonably satisfactory to the Lender. As a result of the REIT Merger all outstanding common stock of the REIT will be held by the Key Principals.

                    After giving effect to the OP Merger, the general partner of G&L will be the REIT and no more than 5% of the total partnership interests of G&L will be owned by individuals or entities other than the Key Principals or the REIT.

Capitalization:     After giving effect to the Transactions, the Lender shall be reasonably satisfied that the corporate, capital and ownership structure, management of and charter documents of, the REIT, the Borrower and their subsidiaries are consistent with the descriptions set forth in this Commitment Letter.

BRSPE: Immediately prior to closing, the REIT shall have converted G&L into a BRSPE that will own and operate the MOB Portfolio and shall be prohibited from engaging in any other business activity or incurring any other liability other than the Loan, existing debt associated with the MOB Portfolio and those liabilities associated with routine MOB Portfolio operating expenses and required capital improvements to the MOB Portfolio (the "BRSPE Covenants").

                    To accomplish this conversion, the REIT shall have created a new operating partnership and shall have transferred into the new partnership, the ownership interests of all of G&L's assets and accompanying liabilities except for the MOB Portfolio.

Key Principal Debt: All debt secured by the Pledged Interests prior to the closing shall either be repaid simultaneously with or prior to the closing of the Loan or shall be secured by collateral other than the common stock of the REIT.

Pledged Interests:  Other than liens granted to the Lender, the common shares of the REIT owned by the Key Principals and the G&L interests owned by either the REIT or the Key Principals shall not be subject to any liens

G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 15

                    or encumbrances.

Subordination       The debt evidenced by Hampden Guaranty shall be subordinated
Agreement:          to the Loans on terms and conditions, and pursuant to,
                    documentation acceptable to the Lender in its sole and absolute discretion.

Consents:           All governmental, shareholder and third-party consents and approvals necessary or desirable in connection with the Transaction and the other transactions contemplated hereby shall have been obtained; all such consents and approvals shall be satisfactory to GMACCM and in full force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could retrain, prevent or impose any material adverse conditions on the Transaction or such other transactions or that could seek to threaten any of the foregoing.

                    In its sole and absolute discretion, GMACCM may conclude that various approvals are required for the Loan and/or the contemplated merger and G&L restructuring.

Amendment of        The Key Principals shall have utilized commercially
Financing LP        reasonable efforts to amend the Financing LP Agreement to
Agreement:          allow a pledge by G&L Realty Financing II, Inc. of its
                    general partnership interest in G&L Realty Financing II, L.P. to the Lender, including but not limiting obtaining the consent of the independent director of G&L Realty Financing
                    II, Inc. to such amendment.

Business Plan:      As of the closing date, there shall be no material change as determined in the sole and absolute discretion of the Lender to the Business Plan from the Business Plan delivered to the Lender, prior to the date hereof. The Borrower's "Business
                    Plan," is the Borrower's financial and operating projections and business objectives for the MOB Portfolio during the term of the Loan from the Business Plan. The Business Plan includes three years of historical operating statements and rent rolls, the most recent operating statement and rent roll, and an operating statement and rent roll at the time of projected stabilization. The Business Plan also includes the Borrower's proposed budget for tenant improvements, leasing commissions, and interior and exterior capital improvements including, if applicable, any proposed expansion of, or addition to, the MOB Portfolio.

Minimum Debt        At closing, the MOB Portfolio shall satisfy the following
Service Coverage    DSC Ratios: (1) 1.07x pursuant to the Acquisition DSC Test;
                    and

G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 16

Ratio:              (2) 1.02x pursuant to the Combined DSC Test.

                    The DSC Ratios will be based upon (1) net operating income of the MOB Portfolio after deduction of replacement reserves, tenant improvement reserves and leasing commissions reserves and if actual occupancy is greater than 95%, a vacancy loss factor necessary to bring the MOB Portfolio to 95% occupancy (collectively, the "MOB Portfolio Cash Flow"), (2) the existing 1/st/ mortgage debt service, including amortization and (3) (x) for purposes of determining the DSC Ratios at closing, and the Adjusted Cigna Shortfall, debt service on the Loan other than amortization payments and (y) for purposes of determining DSC Ratios in connection with the calculation of the interest rate applicable to the Loans, debt service on the Loan including amortization payments. For the purpose of calculating DSC Ratios, (1) net operating income is based on
                    (i) the projected 12 month forward income of the MOB Portfolio net of all distributions to outside investors and
                    (ii) the assumption that all rent due and owing pursuant to the Cigna Lease has been paid in full, (2) the deduction of replacement reserves, tenant improvement reserves and leasing commissions reserves will be the greater of the current budget year for those items or the average of the current year budget and the actual costs of the two preceding years for those items, and (3) the LIBOR rate will be (x) when utilized to determine the Adjusted Cigna Shortfall, 7% and (y) for all other purposes the interest rate cap (if applicable) or the greater of 7% or the actual LIBOR rate in effect at the time the DSC Ratios are calculated.

                    For the purpose of any interest rate step down (see Interest
                    Rate) and at closing, the DSC Ratios will be calculated as follows: (1) the "Combined DSC Test" is equal to the total MOB Portfolio Cash Flow divided by the sum of the existing 1/st/ mortgage debt service payments and the Loan debt service payments; and (2) the "Acquisition DSC Test" is equal to the MOB Portfolio Cash Flow less 1/st/ mortgage debt service payments divided by the Loan debt service payments.

Loan to Value:      At closing, the combined loan to value (the sum of the
                    existing 1st mortgage debt and the Loan) shall not exceed
                    75% as determined by GMACCM.

Solvency:           The Lender shall have received certification from the chief financial officer of the Borrower as to the financial condition and solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transaction.

G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 17

Appraisal:          GMACCM shall have received an "as is" and "as stabilized"
                    appraisal of the MOB Portfolio prepared by an appraiser acceptable to GMACCM containing market demonstrated support for capitalization and/or yield rates and for comparable sale and rental properties. The Lender acknowledges receipt of acceptable appraisals as indicated on Schedule F.

A&E Report/         GMACCM shall have received an architectural and engineering
Environmental:      report as well as a Phase I environmental report (including wetlands, asbestos and radon), in form and substance, and prepared by a firm acceptable to GMACCM. The Lender acknowledges receipt of acceptable reports as indicated on Schedule F.

Seismic: GMACCM must receive a seismic report prepared by a firm acceptable to GMACCM. The Lender acknowledges receipt of acceptable reports as indicated on Schedule F.

Judgments, Etc.:    There shall not exist (1) any order, decree, judgment,
                    ruling or injunction which restrains the consummation of the Transactions in the manner contemplated by the transaction documents and (2) any pending or threatened (in writing) action, suit, investigation or proceeding which, if adversely determined, could materially adversely affect the ability of the Borrower or the guarantors to perform any of their respective obligations under the Loan Documents or the ability of the Lender to exercise its rights thereunder.

Disclosure:         GMACCM not becoming aware after the date hereof of any
                    information or other matter which in its judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to it prior to the date hereof (in which case it may, in its reasonable discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lender or terminate this letter and any commitment or undertaking hereunder).

Other Obligations:  On or prior to closing all fees and expenses due and payable to Lender pursuant to the Commitment Letter or the Fee Letter shall have been paid in full.

Documentation:      The Borrower and the guarantors shall have entered into loan and security documentation in form and substance reasonably satisfactory to the Lender, and all conditions precedent shall have been satisfied.

Opinions:           The Lender shall have received (1) satisfactory opinions of counsel to the Borrower and the guarantors (which shall cover, among other

G&L Realty Corp.
Re. Medical Office Building Portfolio
Page 18

                    things, authority, legality, validity, binding effect, enforceability and no conflict of the Loan Documents, subject in the case of the no conflict opinion to carve outs reasonably acceptable to the Lender) and such resolutions, certificates, and other documents as the Lender shall reasonably require and (2) satisfactory evidence that the Lender holds a perfected lien in all collateral for the Loan, subject to no other liens except for permitted liens to be determined.

          The terms and conditions outlined above are not all inclusive, and are intended as an outline of certain of the material terms of the Loan and the Transactions and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive Loan documentation for the Loan contemplated hereby.

          Key Principals shall pay, or cause to be paid, all of GMACCM's out-of-pocket expenses in connection with the Loan whether or not the Loan closes. Such expenses include, but are not limited to, the cost of title insurance, survey, legal fees, appraisal, seismic report, architectural and engineering report, environmental report and third party due diligence. GMACCM shall bill the Key Principals for such expenses on a regular basis and the Key Principals shall promptly pay, or cause to be paid, such expenses. In addition, Borrower shall pay all closing costs customary to a transaction of this nature, including, recording fees and taxes and intangible taxes on the note or the debt evidenced by the Loan.

          A $200,000 expense deposit is due within two (2) business days of the issuance of this Commitment Letter to cover expenses associated with third-party reports and fees, legal fees, and other closing costs. This deposit and an amount of $50,000 deposited on January 2, 2001, less costs incurred, will be refunded to the undersigned. In addition to the $50,000 deposit, an underwriting fee in the amount of $50,000 was also received on January 2, 2001. The underwriting fee is non-refundable and will not be returned in the event that the Loan is not consummated. Upon acceptance hereof, Key Principals will or will cause the REIT, G&L, the Parent and Acquisition Co. to promptly deliver to GMACCM and its legal counsel all materials reasonably requested by GMACCM. GMACCM will order Third Party Reports from its customary vendors.

          The contents hereof are confidential and are intended for use exclusively by the parties, the Parent, the REIT, G&L, the Borrower, Milner and their respective directors, shareholders, partners, employees and officers, as well as the advisors and legal counsel of each of the foregoing in connection with the Loan from GMACCM and may not be disclosed to any third party by any of the foregoing except (a) upon the order of any court or administrative agency,
(b) upon the request or demand of any regulatory agency or authority, or (c) otherwise as required by law or any rules of any applicable stock exchange.

          You hereby represent, warrant and covenant that (1) all material information, other than the Projections (defined below), which has been or is hereafter made available to the Lender by you or any of your representatives in connection with the Transactions (as

G&L Realty Corp.
Re. Medical Office Building Portfolio
Page 19


supplemented from time to time, the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (2) all financial projections concerning the REIT and G&L and their respective subsidiaries that have been or are hereafter made available to us by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and Projections form time to time until closing so that the representation, warranty and covenant in the preceding sentence is correct in all material respects on such date.

          You agree to indemnify and hold harmless the Lender and each of its affiliates and directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (1) the Transactions or any similar transaction and any of the other transactions contemplated thereby, or (2) the Loan, or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your shareholders or creditors or an Indemnified Party and whether or not the Transactions are consummated. You agree that no Indemnified Party shall have any liability to you or your subsidiaries or affiliates or to your or their respective security holders or creditors for any indirect or consequential damages arising out of, related to or in connection with the Transactions or the financing.

          The Key Principals shall be automatically released from all their obligations and liabilities under this letter upon the consummation of the REIT Merger, and the OP Merger, the payment of all fees and other amounts owing at closing to the Lender, the execution of definitive loan documentation and the making of the initial Loan. If all of the foregoing do not occur, the provisions of the immediately preceding paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

          The Commitment Letter and the Fee Letter shall be governed by laws of the State of New York. The parties hereto hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or

G&L Realty Corp.
Re. Medical Office Building Portfolio
Page 20

relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of the Lender in the negotiation, performance or enforcement hereof.

          The letter may be modified or amended only by the written agreement of each party hereto. This letter is not assignable by you without GMACCM's prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

          By the terms of the application letter, dated as of December 27, 2000, you are obligated to, among other things, accept and execute this Commitment Letter, pay a $200,000 Loan Expense deposit within 2 days of the execution of the Commitment Letter and close the Loan with GMACCM. Accordingly please sign a counterpart of this letter by 5:00 PM on April 8, 2001 and send your check for the $200,000 Loan Expense Deposit by 5:00 PM Eastern time on April 9, 2001.
Your countersignature to this Commitment Letter may be sent via facsimile to 212.269.5286, provided the original is received the next business day. This Commitment on the part of the Lender shall expire if the Loan is not closed by August 15, 2001 (the "Expiration Date"), provided that upon payment of the
                                         -------- ----
Extension Fees specified in the Fee Letter, the Key Principals, on behalf of the Borrower, may extend the Expiration Date for up to two additional 30-day periods. Upon receipt of the Extension Fee by the Lender the Expiration Date shall automatically and without other action be extended 30 days from the Expiration Date in effect immediately prior to such payment, provided that the
                                                             -------- ----
Expiration Date shall not be extended beyond the date that is 60 days after the Expiration Date in effect on the date hereof.

          We are pleased to have the opportunity to work with you in connection with this important financing.

           [The remainder of this page is intentionally left blank]

G&L Realty Corp.
Re: Medical Office Building Portfolio
Page 21


          By their respective executions hereof, GMACCM agrees to lend and Daniel Gottlieb and Steven Lebowitz agree to cause Acquisition Co. to borrow from GMACCM the Loan, on the terms and conditions set forth herein.


                                      GMAC Commercial Mortgage Corporation


                                      By: /s/ Scott Liebman
                                         ---------------------------
                                          Scott Liebman
                                          Senior Vice President

cc:  D. Driscoll
     G. Luboff

AGREED TO AND ACCEPTED THIS
10/th/ DAY OF April, 2001.

/s/ Daniel M. Gottlieb                    /s/ Steven D. Lebowitz
------------------------                  ---------------------------
Daniel M. Gottlieb                        Steven D. Lebowitz

Schedule A - Medical Office Building ("MOB") Portfolio


         Property                                             Address
         --------                                             -------
405 Bedford                               405 N. Bedford Drive, Beverly Hills, CA 90210
415 Bedford                               415 N. Bedford Drive, Beverly Hills, CA 90210
416 Bedford                               416 N. Bedford Drive, Beverly Hills, CA 90210
435 Bedford                               435 N. Bedford Drive, Beverly Hills, CA 90210
435 Roxbury (1)                           435 N. Roxbury Drive, Beverly Hills, CA 90210
436 Bedford                               436 N. Bedford Drive, Beverly Hills, CA 90210
Sherman Oaks Medical Plaza                4955 Van Nuys Blvd, Sherman Oaks, CA 91403
Holy Cross Medical Plaza                  11550 Indian Hills Road, Mission Hills, CA 91345
St. Joseph's Medical Plaza                2031 W. Alameda Ave, Burbank, CA 91506
Regents Medical Center                    4150 Regents Park Row, La Jolla, CA 92037
Coronado Plaza                            1330 Orange Ave, Coronado, CA 92118
Cigna Healthcare Building                 12701 Schabarum Ave, Irwindale, CA 91706
Lyon Building                             24355 Lyons Ave, Santa Clarita, CA 91355
Tustin Medical Office Building I          14591 Newport Ave, Tustin, CA 92780
Tustin Medical Office Building II         14642 Newport Ave, Tustin, CA 92780
St. Joseph's of Tustin                    1095 Irvine Blvd, Tustin, CA 92780
Pacific Park (Aliso Viejo II)             5 Journey Road, Aliso Viejo, CA
Pier One Retail Center                    26771 Aliso Creek Road, Aliso Viejo, CA
San Pedro Medical Office Buildings        1360 West 6th Street, San Pedro, CA 90732
Valencia Medical Office Buildings         23861 McBean Parkway, Santa Clarita, CA 91355

(1) Borrower may sell a portion of this property and reduce any lien proportionately provided that Borrower continues to own at least 24% of the property, subject to the conditions in the Transfers section above.

 Schedule B - Amortization Schedule

     Year      Principal Amortization        Outstanding Year-end Balance
     ----      ----------------------        ----------------------------

      1             1,635,482                          33,364,518
      2             1,898,394                          31,466,124
      3             2,203,569                          29,262,555
      4             2,557,803                          26,704,753
      5             2,968,981                          23,735,772
      6             3,446,258                          20,289,514
      7             4,000,260                          16,289,254
      8             4,643,319                          11,645,935
      9             5,389,754                           6,256,181
     10             6,256,181                               0

          The amortization schedule assumes an initial acquisition financing balance of $35,000,000. Principal prepayments shall cause the amortization schedule to be readjusted based on the remaining principal and the remaining term.

Schedule C

G&L Realty MOB Portfolio (1)

     Property                               Loan Allocation     Release Price

1    405 Bedford                                  2,179,476         2,724,345
2    415 Bedford                                  1,342,238         1,677,797
3    416 Bedford                                  2,853,861         3,567,326
4    435 Bedford                                  2,423,577         3,029,471
5    435 Roxbury                                  1,131,285         1,414,106
6    436 Bedford                                  8,550,326        10,687,907
7    Sherman Oaks Medical Plaza                   2,891,825         3,614,781
8    Holy Cross Medical Plaza                     1,211,701         1,514,626
9    St. Joseph's Medical Plaza                     516,951           646,188
10   Regents Medical Center                       3,490,797         4,363,496
11   Coronado Plaza                               1,330,084         1,662,605
12   Cigna Healthcare Building                       69,611            87,014
13   Lyons Building                               2,023,314         2,529,143
14   Tustin Medical Office Building II            1,141,306         1,426,633
15   Tustin Medical Office Building I               184,523           230,653
16   St. Joseph's of Tustin                         147,040           183,800
17   Pacific Park (Aliso Viejo II)                  441,487           551,859
18   Pier One Retail Center                         376,231           470,289
19   San Pedro Medical Office Bldgs                 288,625           360,781
20   Valencia MOB / A-E                             953,301         1,191,626
21   Valencia MOB / F                             1,452,441         1,815,551
                                                 ----------
                                                 35,000,000

(1) If the ownership of Roxbury changes, the Loan Allocations and the Release Prices will be adjusted pro rata to reflect the actual equity interests and loan amounts.

SCHEDULE D
----------
     G&L Realty MOB Portfolio: Cigna Shortfall Calculation

     CIGNA Lease                        AUTRONICS Lease
     -----------                        ---------------
     Commence       11/01/1992          Commence       07/01/2001
     Expire         11/30/2004          Expire         07/01/2008
     SF                 47.604          SF                 47.604
     per SF      $        1.92          per SF      $        1.00
     per Month   $   91,399.68          per Month   $   47,604.00
     per Year    $1,096,796.16          per Year    $  571,248.00

     Date        Cigna Lease Pmt.       Date        Autronics Lease Pmt.        Difference
 1   05/01/2001  $   91,399.68          05/01/2001  $           -               $   91,399.68
 2   06/01/2001  $   91,399.68          06/01/2001  $           -               $   91,399.68
 3   07/01/2001  $   91,399.68          07/01/2001  $   47,604.00               $   43,795.68
 4   08/01/2001  $   91,399.68          08/08/2001  $   47,604.00               $   43,795.68
 5   09/01/2001  $   91,399.68          09/01/2001  $   47,604.00               $   43,795.68
 6   10/01/2001  $   91,399.68          10/01/2001  $   47,604.00               $   43,795.68
 7   11/01/2001  $   91,399.68          11/01/2001  $   47,604.00               $   43,795.68
 8   12/01/2001  $   91,399.68          12/01/2001  $           - free rent     $   91,399.68
 9   01/01/2002  $   91,399.68          01/01/2002  $   47,604.00               $   43,795.68
10   02/01/2002  $   91,399.68          02/01/2002  $           - free rent     $   91,399.68
11   03/01/2002  $   91,399.68          03/01/2002  $   47,604.00               $   43,795.68
12   04/01/2002  $   91,399.68          04/01/2002  $           - free rent     $   91,399.68
13   05/01/2002  $   91,399.68          05/01/2002  $   47,604.00               $   43,795.68
14   06/01/2002  $   91,399.68          06/01/2002  $           - free rent     $   91,399.68
15   07/01/2002  $   91,399.68          07/01/2002  $   52,364.40               $   39,035.28
16   08/01/2002  $   91,399.68          08/01/2002  $   52,364.40               $   39,035.28
17   09/01/2002  $   91,399.68          09/01/2002  $   52,364.40               $   39,035.28
18   10/01/2002  $   91,399.68          10/01/2002  $   52,364.40               $   39,035.28
19   11/01/2002  $   91,399.68          11/01/2002  $   52,364.40               $   39,035.28
20   12/01/2002  $   91,399.68          12/01/2002  $   52,364.40               $   39,035.28
21   01/01/2003  $   91,399.68          01/01/2003  $   52,364.40               $   39,035.28
22   02/01/2003  $   91,399.68          02/01/2003  $   52,364.40               $   39,035.28
23   03/01/2003  $   91,399.68          03/01/2003  $   52,364.40               $   39,035.28
24   04/01/2003  $   91,399.68          04/01/2003  $   52,364.40               $   39,035.28
25   05/01/2003  $   91,399.68          05/01/2003  $   52,364.40               $   39,035.28
26   06/01/2003  $   91,399.68          06/01/2003  $   52,364.40               $   39,035.28
27   07/01/2003  $   91,399.68          07/01/2003  $   57,124.80               $   34,274.88
28   08/01/2003  $   91,399.68          08/01/2003  $   57,124.80               $   34,274.88
29   09/01/2003  $   91,399.68          09/01/2003  $   57,124.80               $   34,274.88
30   10/01/2003  $   91,399.68          10/01/2003  $   57,124.80               $   34,274.88
31   11/01/2003  $   91,399.68          11/01/2003  $   57,124.80               $   34,274.88
32   12/01/2003  $   91,399.68          12/01/2003  $   57,124.80               $   34,274.88
33   01/01/2004  $   91,399.68          01/01/2004  $   57,124.80               $   34,274.88
34   02/01/2004  $   91,399.68          02/01/2004  $   57,124.80               $   34,274.88
35   03/01/2004  $   91,399.68          03/01/2004  $   57,124.80               $   34,274.88
36   04/01/2004  $   91,399.68          04/01/2004  $   57,124.80               $   34,274.88
37   05/01/2004  $   91,399.68          05/01/2004  $   57,124.80               $   34,274.88
38   06/01/2004  $   91,399.68          06/01/2004  $   57,124.80               $   34,274.88
39   07/01/2004  $   91,399.68          07/01/2004  $   59,505.00               $   31,894.68
40   08/01/2004  $   91,399.68          08/01/2004  $   59,505.00               $   31,894.68
41   09/01/2004  $   91,399.68          09/01/2004  $   59,505.00               $   31,894.68
42   10/01/2004  $   91,399.68          10/01/2004  $   59,505.00               $   31,894.68
43   11/01/2004  $   91,399.68          11/01/2004  $   59,505.00               $   31,894.68

                                        -----------------------------------------------------
                                            SUM OF DIFFERENCE as of 5/1/01      $1,937,958.84
                                            SUM OF DIFFERENCE as of 8/1/01      $1,711,363.80
                                        -----------------------------------------------------

     DSC Calculation assuming loan closes 8/1/01
     -------------------------------------------

     2001 G&L Budgeted Net Cash Flow    $   18,233,148
     -less Cigna Shortfall                     711,204  based on next 12 months
                                        --------------
     Adjusted G&L Net Cash Flow             17,521,944

                                                        -------------------------------------
     1st Mortgage Debt Service              10,667,540  Assumed GMACCM loan     $  35,000,000
     GMACCM Interest                         5,075,000  Libor                            7.00%
                                        --------------
     Total Debt Service/Interest            15,742,540  Spread                            750
                                                        All-in Rate                     14.50%
                                                        -------------------------------------
     DSC Coverage                                 1.11
     Total Shortfall as of 8/1/01       $    1,711,364

                              DSC     Cigna Multiplier
                              ---     ----------------
                  Less than  1.10                  100%
           Between 1.10 and  1.20                   50%
               Greater than  1.20                   25%

     --------------------------------------------------
     Multiplier Used                                50%
     Cigna Cash Collateral Required     $      855,682
     --------------------------------------------------

Schedule E - Existing 1/st/ Mortgage Debt

Asset          Description/Property              Balance at      Lender               Comments
 No.           -------------------                2/28/01        ------               --------
 ---                                              -------
   5       435 N. Roxbury                      $  7,475,766    Tokai Bank
1,2,3,4    Financing Partnership  (1)            27,600,777    Nomura
6,7,10,12  Medical Partnership (2)               33,054,401    Nomura            crossed with 9 & 16
   8       Holy Cross Medical Plaza (5)           7,733,550    Tokai Bank        crossed with 8 & 16
   9       St. Joseph's of Burbank (5)            3,119,199    Tokai Bank
   16      St. Joseph's of Tustin (5)             1,272,813    Tokai Bank        crossed with 8 & 9
   19      San Pedro (5)                          4,713,986
   13      Lyon Building                          4,939,856    Life In CO of VA
   11      Coronado                               7,326,043    GMAC              P+75-Co GTY
 14,15     Tustin Portfolio (3)                   5,100,000*   Chinatrust Bank   HOLDBACK/
                                                                                 LEASEUP
   20      Valencia Portfolio (4)                 9,669,649    Ohio National
   18      Pier One Building                      1,404,477    Am Untd Life      L+340-CO GTY
   17      Pacific Park Building                  4,135,520*   Chinatrust Bank
                                               -------------
                  Total Existing 1/st/ Mortgage
                                          Debt:$117,546,037

(1)  Financing Partnership consists of 405,415,416 and 435 N. Bedford.
(2) Medical Partnership consists of 436 N. Bedford, Cigna Healthcare Bldg., Regent Medical Center and Sherman Oaks Medical Plaza.
(3)  Includes two medical office buildings and one hospital located in Tustin.
(4) Includes six medical office buildings located on the Henry Mayo Newhall Hospital Campus in Valencia.
(5)  Single crossed loan. Amounts shown are allocated amounts.


____________________________

* The outstanding aggregate principal amount of debt related to such properties, collectively, may increase such that the ratable increase in such debt allocable to G&L based on its equity ownership is not more than $2,000,000 and only if such additional debt is incurred with respect to Pacific Park, on prior to September 30, 2001, and with respect to the Tustin Portfolio, December 31, 2001.

SCHEDULE F
----------

                               G&L Realty Corp.
            Schedule of Non-MOB Loans Guaranteed by the Corporation
                             As of March 16, 2001

                                                              Balance                               Estimated
# Property                 Type of Loan                      at 2/28/01         Due Date        Fair Market Value
----------                 ------------                      ----------         --------        -----------------
a.  St. Thomas More SNF    First Mortgage - GMAC             $  8,395,341   (1)   7/1/01        $    15,000,000
b.  St. Thomas More SNF    A/R Credit Line - Copelco              591,203   (2)   May-03                844,576
c.  Hampden SNFs           First Mortgage - GMAC               13,706,147        10/1/02             25,000,000
d.  Hampden SNFs           A/R Credit Line - Copelco            1,486,651   (2)  7/13/03              2,123,787
e.  Tustin Hospital        First Mortgage - Far East Bank       2,370,600        1/21/02              5,000,000
                                                              -----------                       ---------------

                           Total                             $ 26,549,942                       $    47,968,363
                                                             ============                       ===============

(1) As of 3/16/01, approx. $512,000 is being held by GMAC in a capital reserve account.
(2) A typical A/R line is 70% of accounts receivable which is exclusively Medicare and Medicaid accounts receivables. These two lines of credit can be increased to $1.1 million and $2.0 million, respectively. So long as the aggregate amount of the A/R debt does not exceed $3.1 million, the Borrower may refinance or replace any A/R debt and place new A/R debt on property owned by the REIT's senior care subsidiary.

b. and d. above, the "Accounts Receivables Lines" c., above the "Hampden Guaranty" e., above, the "Tustin Guaranty"